Exhibit 4(a).12

PRODUCT SUPPLY AGREEMENT

THIS PRODUCT SUPPLY AGREEMENT (this “Agreement”) dated as of August 22, 2005, by and between M-Systems Flash Disk Pioneers Ltd., an Israeli company (“M-Systems”) with registered office at 7 Atir Yeda St. Kfar Saba, 44425, Israel, and Hynix Semiconductor Inc., a Korean company with registered office at San136-1 Ami-ri Bubal-eub Icheon-si kyoungki-do 467-701 Korea (“Hynix”); Each of M-Systems and Hynix shall be referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.          Hynix is a worldwide, global, independent semiconductors manufacturer; and

B.          M-Systems is a leading developer of personal memory devices and mobile memory devices with long-term knowledge and experience in the conduct of business in the flash data storage market; and

C.          M-Systems wishes to procure Flash Memory Products and DRAM Products from Hynix and Hynix wishes to secure and supply such products to M-Systems, as more fully set forth below

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.          DEFINITIONS

Certain capitalized terms used in this Agreement shall have the following meanings:

1.1        [ *** ]

1.2        “Business Day” shall mean any day except (a) a Saturday or Sunday, or (b) any other day on which commercial banks in Korea are authorized by law to close.

1.3        “Confidential Information” shall mean, subject to the limitations set forth in this Agreement, (i) any information of a party with respect to which another party has a confidentiality obligation as of the date hereof pursuant to the express terms of a written confidentiality or nondisclosure agreement among the parties, (ii) any information regarding the disclosing party or its business, including information which relates to research, Product plans, designs, patents, trademarks, trade secrets, know-how, Products, pricing, services, customers, markets, forecasts, marketing or finance, which is (i) in written or other tangible form and marked with a legend which identifies the information as confidential, or (ii) in oral or visual form, identified as being confidential at the time of disclosure and thereafter summarized in a writing which identifies the information as confidential and is transmitted to the receiving party within thirty (30) days after such oral or visual disclosure.

1.4        “Control” shall mean (a) ownership, directly or indirectly, of more than 50% of the outstanding shares or other ownership interests of an entity, or (b) the right to appoint the majority of the members of the Boards of Directors or similar body of an entity.

1.5        “DRAM Products” shall mean the full range of any of Hynix’s DRAM products sold to any of Hynix’s customers.

1.6        “Effective Date” shall mean the date of the signature of the Purchase Agreement by M-Systems.

1.7        “Epidemic Failure” shall have such definition as set forth in the Quality Agreement.

1.8       “Equipment” shall mean the equipment set forth in Section 2.1 below.

1.9        “Flash Memory Products” shall mean the full range of any of Hynix’s flash memory products sold to any of Hynix’s customers, either as packaged device or KGD form, and any jointly developed products.

1.10      “IP” shall mean, collectively, patents, trade secrets, copyrights, trademarks, moral rights, trade names, rights in trade dress, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing.

1.11       [ *** ]

1.12      “KGD” shall mean Known Good Die and describes the methodology of shipping full wafer with guaranteed post assembly yield & reliability at agreeable grade level as set forth in the Quality Agreement. The wafer level test coverage should ensure guaranteed level of quality and reliability of the die at the assembly and test stage with minimal final test (one test insertion at one temperature) at the assembly level and at the customer site, all as more fully detailed in the Quality Agreement.

1.13      “Products” shall mean any Flash Memory Products and DRAM Products, as a packaged die or KGD wafer, manufactured at the most advanced manufacturing process technology available at Hynix and its Subsidiaries.

1.14      “Purchase Agreement” shall have the meaning set forth in Section 2.1 below.

1.15      “Subsidiary” shall mean, with respect to a Party, any other person or entity that directly, or indirectly through one or more intermediaries, is Controlled by such Party.

1.16      “Standard Products” shall mean Products that are generally made available to any of Hynix’s customers and which are not manufactured to the specific specifications and design provided by M-Systems or any other of Hynix’s customers.

1.17      “Quality Agreement” shall mean the Quality Agreement to be signed by Hynix and M-Systems after the date hereof which will include, among other things, a table of expected quality and reliability performance rates. Hynix and M-Systems shall use best efforts to negotiate and finalize such agreement within 90 days after the date hereof.

1.18      “Residual Value” shall mean the Purchase Amount as reduced under Section 3 below.

2.          PURCHASE OF EQUIPMENT

2.1        Purchase of Equipment. M-Systems shall use reasonable efforts to negotiate and enter into an agreement, in the form satisfactory to M-Systems, with the vendor specified in such agreement (the “Purchase Agreement”) under which M-Systems shall purchase certain equipment set forth in such agreement (the “Equipment”) for a total sum of $US100,000,000 (One Hundred Million US Dollars) (the “Purchase Amount”) which shall be credited towards the purchase of the Products as provided in Section 3 below. The Equipment to be purchased by M-Systems shall be sent by the vendor directly to Hynix and shall be used by it in its fab for the manufacturing of Flash Memory Products and DRAM Products. The title for the Equipment shall belong to M-Systems and such Equipment shall be considered as consigned to Hynix under the terms and conditions of this Agreement.

2.2        Hynix agrees and acknowledges that (i) the Equipment shall be purchased by M-Systems under the instructions of Hynix, in Hynix’s sole discretion and in accordance with Hynix’s needs, (ii) M-Systems shall make no representations and/or warranties of any kind in connection with, and is not responsible for, the Equipment, its capabilities, its setup, operation, maintenance and/or its conformance to Hynix’s needs, (iii) the Purchase Agreement shall be reviewed by Hynix prior to its signature by M-Systems and Hynix shall consent, prior to its signature, to all terms and conditions of such Purchase Agreement in connection with the Equipment or otherwise, (iv) the Equipment to be purchased by M-Systems shall be new and targeted to support the latest up-to-date wafer processing technology, and (v) other than the initial purchase of the Equipment, M-Systems shall assume no responsibility of any kind for the Equipment and the purchase of such Equipment shall satisfy in full M-Systems’ obligations under this Agreement which entitle M-Systems to receive the benefits set forth in this Agreement. Without derogating from M-Systems ownership of the Equipment and the terms of this Agreement, the Parties agree that Hynix shall be designated as an intended third party beneficiary in the Purchase Agreement, whereby Hynix, without prejudice to any benefits, rights or remedies it may otherwise have, shall be entitled to any and all legal and equitable remedies directly against the vendor in the event of any breach of the provisions of the Purchase Agreement.

2.3        Hynix shall keep the Equipment at all time fully insured under its general insurance for its fab equipment.

2.4        At M-Systems’ request from time to time, Hynix shall provide M-Systems with a written report detailing the list of the Equipment, its condition, location and any other information reasonably requested by M-Systems.

2.5        For the avoidance of doubt, (i) as M-Systems shall be the owner of the Equipment, Hynix may not sell the Equipment or place any pledge, lien or any third party right on the Equipment, and (ii) the Parties agree that M-Systems’ rights to purchase Flash Memory Products and DRAM Products and Hynix’s obligation to supply such Products, all as more fully set forth in Section 3 below, is only contingent upon the initial purchase of the Equipment as set forth above and once such Equipment has been purchased, M-Systems’ rights under this Agreement shall not be related to the Equipment and/or its usage by Hynix. It is further agreed that any additional need to purchase equipment by Hynix, the maintenance or insurance thereof or otherwise shall not affect M-Systems’ right to receive the Products allocation as set forth in this Agreement.

2.6        As a condition to the signature of the Purchase Agreement by M-Systems and the purchase of the Equipment thereunder, Hynix shall deliver to M-Systems the written approval from the Bank of Korea for the transactions contemplated by this Agreement and the Purchase Agreement.

3.          WAFERS SUPPLY BY HYNIX TO M-SYSTEMS

3.1        Secured capacity for M-Systems; Product wafers. In consideration for the purchase of the Equipment by M-Systems, Hynix shall secure for the benefit of M-Systems and commit to supply it up to [ *** ]wafers through the term of this Agreement. [ *** ] All wafers provided by Hynix under this Agreement shall be subjected to wafer-level die testing (sorting) with identified good dies and other parameters as set forth in the Quality Agreement, and until such time as the Quality Agreement has been entered into by the Parties, in no event less than the average weekly wafer yield for each specific Product manufactured by Hynix.

3.2        M-Systems shall have sole discretion to purchase any of Hynix’s Products.

3.3        Products Pricing. In consideration for the purchase of the Equipment set forth above, Hynix shall sell the Products to M-Systems for a price (the “Price”) equal to A minus B, as further explained below:

[ *** ]

B = subject to the following, a fixed amount of [ *** ] per each [ *** ] wafer Product purchased by M-Systems (the, “Fixed Deducted Amount”).

3.4        [ *** ]

3.5        Reconciliation. On quarterly basis, and as further set forth in Section 3.7(c), the following reconciliation shall take place:

                    (a)     If M-Systems has purchased at least [ *** ] wafers or in the event described in Section 3.8(a) below, M-Systems shall be entitled to receive an additional amount (in addition to the aggregate Fixed Deducted Amounts that were already deducted from Product pricing during such quarter) equal to [ *** ] minus (ii) the aggregate Fixed Deducted Amounts for such quarter.

                    (b)     If M-Systems has purchased less than [ *** ] wafers (subject to Section 3.8(a) below), M-Systems shall be entitled to receive an additional amount (in addition to the aggregate Fixed Deducted Amounts that were already deducted from Product pricing during such quarter) equal to (i) [ *** ]

3.6        [ *** ]

3.7        [ *** ]

3.8        Reduction of the Residual Value. The Residual Value shall be initially equal to the Purchase Amount and shall be reduced by (i) the Fixed Deducted Amount multiplied by the number of [ *** ] wafers purchased by M-Systems and supplied by Hynix to M-Systems for the Price, plus (ii) the reconciliation amounts under Section 3.5 above, provided that:

(a) The Parties agree that in the event that [ *** ], then the reconciliation set forth in Section 3.5(b) shall not apply and the quarterly reconciliation shall be done in accordance with Section 3.5(a) only.

3.9        The Parties further agree that they shall meet on a quarterly basis to discuss [ *** ]

3.10      [ *** ]

4.          FORECASTS; ORDERING; CONSIGNMENT STOCK

4.1        Forecasts and Commitments. M-Systems shall deliver to Hynix, on a monthly basis (by no later than [ *** ] of each month), with a [ *** ] month rolling forecast (each, a “Forecast”) relating to the purchase of Products. M-Systems shall be committed to purchase [ *** ]of Products set forth in [ *** ]Hynix shall be fully committed to supply the Products set forth in the first [ *** ] of any Forecast, subject only to the capacity limitation set forth in Section 3.1 above.

4.2        Acknowledgement of Forecasts. Each Forecast will be confirmed by Hynix in writing within no later than the [ *** ]Business Days of each calendar month by providing M-Systems with a detailed delivery plan reasonably acceptable to M-Systems.

4.3        Purchase Orders; Confirmation of Purchase Orders. M-Systems will issue blanket Purchase Orders (the “Purchase Order”) to Hynix for Products by no later than [ *** ]of each month for the committed Products for the next month. The Purchase Order shall set forth the aggregate Products to be purchased and shall be later on accompanied by the Release Orders (as defined in Section 4.4 below) per each Product delivery as explained in Section 4.4 below. M-Systems may issue change order(s) during each month in the event that it wishes to purchase more Products than the ones included in the Purchase Order for such month.

4.4        [ *** ]

4.5        [ *** ]

5.          DELIVERY; CARRIER; RISK OF LOSS

Carrier; Risk of Loss. Hynix shall use the carriers mutually agreed by the Parties for delivery (“Preferred Carriers”). If no Preferred Carrier is designated by M-Systems, Hynix will select a common carrier at its discretion. Title and risk of loss or damage to the Products will pass to M-Systems upon delivery to the Preferred Carrier, “FOB Shipping Point” unless otherwise separately agreed by the local offices of the Parties. Delivery terms Shall be CPT (Incoterm 2000) export airworthy packaged at predefined logistics HUB or contracted manufacturer site.

6.          AGREEMENT PREVAILS

Except for the quantities, delivery point, and delivery dates specified on M-Systems’ Purchase Orders accepted by Hynix, the terms governing the supply and purchase of Products hereunder will be governed by the terms and conditions of this Agreement. In the case of conflict between this Agreement and any Purchase Order, the terms of this Agreement will prevail.

7.          PAYMENTS

Invoicing; Payment Terms. Invoicing for Products shall be done by Hynix pursuant to the Price as determined in Section 3 above. M-Systems shall pay Hynix for any of the Products [ *** ]All payments to Hynix for Products under this Agreement shall be made by wire transfer of immediately available funds to a bank account designated by Hynix.

8.          ACCESS TO INFORMATION; QUALITY AND INSPECTION; END OF LIFE

8.1        Quality Control. Hynix will establish and maintain quality control procedures that comply with applicable ISO standards and as further set forth in the Quality Agreement.

8.2        Product Inspection. All Products are subject to inspection by M-Systems and may be rejected and returned to Hynix if the Products do not comply with the warranty contained in Section 9.1, or if the Products are part of an Epidemic Failure under Section 9.3. If Products are so rejected prior to payment, M-Systems shall be relieved of any payment obligation in connection with such returned Products. If Products are rejected for defects or non-conformance after payment, but within [ *** ] days of delivery, M-Systems will be entitled (in lieu of Hynix’s obligations under Section 9.2 but without otherwise limiting M-Systems’ rights hereunder) to a credit for the full amount of the purchase price of such defective or non-conforming Products.

8.3        Site Inspections. During the term of this Agreement, during normal business hours and upon reasonable notice to Hynix and its respective manufacturing site(s), M-Systems shall have the right to inspect and, to the extent practicable and at M-Systems’ sole expense, test the Equipment and/or the Products at all Hynix sites of manufacture of the Products, to the extent as reasonably accepted in advance by Hynix. Such inspection and testing will not relieve Hynix of liability regarding the Products later found to be defective or liability regarding Hynix’s failure to meet its obligations under this Agreement.

8.4        Electronic Access. Hynix shall provide M-Systems with reasonable electronic access to information about the status of outstanding Purchase Orders.

8.5        Reports. Hynix shall provide M-Systems with a weekly written consignment inventory and delivery report.

8.6        End of Life. Hynix shall notify M-Systems of any discontinuance of production of Standard Products at least [ *** ] months in advance. Upon receipt of any such notice and prior to the cessation of production (the date of such notice, “Notice Date”) of Products, M-Systems may order at any time prior to the date production ceases (“EOL Date”) for delivery no later than the EOL Date, any quantity of such Products, subject to the terms of the Agreement. For non-Standard, customized Products the notice period and the EOL Date shall be [ *** ].

9.          LIMITED WARRANTIES

9.1        Liens, Materials and Workmanship. Hynix warrants that each of the Products purchased and delivered hereunder: (i) will be free and clear of all liens and encumbrances; (ii) will be free from all defects in material and workmanship; and (iii) will conform to the agreed specifications for such Products. This warranty shall run for [ *** ] commencing from the date of delivery of the applicable Products.

9.2        Warranty Repair/Replacement. If any Product is found to breach the warranty above, M-Systems may (within the applicable warranty period) send a notice to Hynix informing it of the breach of warranty. Upon receipt of such notice, Hynix will issue a Return Material Authorization (RMA) authorizing M-Systems to return the defective Products to Hynix. Upon return of the defective Products, Hynix shall replace such defective Products within no later than [ *** ].

9.3        Epidemic Failures. Without derogating from the remedies available under Section 9.2 above, Hynix shall pay all of M-Systems’ direct expenses and costs that are associated with Products which exhibit Epidemic Failures.

9.4        Freight and Incidental Costs. Hynix will be responsible for freight and incidental costs in connection with the repair or replacement of Products, including reasonable costs for labor, inspection and testing, freight charges from M-Systems to Hynix, and freight charges from Hynix to M-Systems.

9.5        No Liability. Hynix’s warranty shall not apply with respect to any Product claims or non-conformance of Products relating to, arising from or caused by any of the following: alteration, modification, tampering or improper repair by M-Systems or any other party not authorized by Hynix.

9.6        No Waiver. Neither M-Systems’ approval of Hynix’s material or design for a Product or its acceptance of any Products not in compliance with Hynix’s warranty obligations shall relieve Hynix of its obligations under this Agreement, unless otherwise specifically agreed in writing by M-Systems.

9.7        NO OTHER WARRANTIES. THE WARRANTIES AND OBLIGATIONS OF HYNIX SET FORTH IN THIS SECTION 9 CONSTITUTE HYNIX’S SOLE WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO WAFERS SUPPLIED BY HYNIX HEREUNDER. THE WARRANTIES AND OBLIGATIONS SET FORTH IN THIS SECTION 9 ARE IN LIEU OF, AND HYNIX EXPRESSLY DISCLAIMS AND WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE.

10.        ENVIRONMENTAL COMPLIANCE

Hynix represents and warrants to M-Systems that, to the best of its knowledge, it: (i) has been granted or issued all permits required for the storage, handling and disposal of all hazardous materials or waste used by Hynix in the performance of this Agreement; and (ii) is in compliance with material legal requirements relating to environmental protection applicable to its performance hereunder. Hynix shall notify M-Systems in writing promptly upon discovery of any regulatory action taken or initiated against Hynix, whether or not such action relates to or arises out of this Agreement, that would have a materially adverse impact on Hynix’s ability to perform its obligations hereunder.

As between Hynix and M-Systems, regulatory compliance by Hynix and management of Hynix’s employees, facilities, and processes is the responsibility of Hynix. M-Systems has no express or implied responsibility for the same.

11.        PROPRIETARY RIGHTS INDEMNITY

11.1      Representation and Warranty; Indemnification. Hynix represents and warrants to M-Systems that for the term of this Agreement the Products provided under this Agreement do not and will not infringe or violate any IP right of a third party. Hynix shall, at its expense and at M-Systems’ request, defend any claim or action brought against M-Systems, and M-Systems’ Subsidiaries, affiliates, directors, officers, employees, agents, independent contractors and customers (collectively, the “M-Systems Indemnified Parties”) to the extent it is based on a claim based on or resulting or arising from a breach of the representation contained in this Section, and Hynix shall indemnify and hold M-Systems Indemnified Parties harmless from and against any costs, damages and fees reasonably incurred by M-Systems Indemnified Parties, including but not limited to fees of attorneys and other professionals, that are attributable to such claim; provided that: (a) M-Systems gives Hynix reasonably prompt notice in writing of any such suit and permits Hynix, at its sole control and through counsel of its choice, to answer the charge of infringement and defend and negotiate for settlement of such claim or suit; (b) M-Systems provides Hynix information, assistance and authority at Hynix’s expense to enable Hynix to defend such suit; and (c) Hynix shall not be responsible for any settlement made by M-Systems without Hynix’s prior written permission. In the event Hynix settles any such suit, Hynix agrees not to disclose to third parties the terms of the settlement nor to permit the party claiming infringement to disclose such terms without first obtaining M-Systems’ written permission.

11.2      Duty to Correct. In addition to its obligations under Section 11.1 above, should the use, sale or other disposition of the Products be enjoined by a court or in the event there is a judicial determination that the Products infringe a third party’s proprietary right, Hynix shall, at Hynix’s expense and option: (a) procure for M-Systems the past right to make, use and sell and the future right to continue to make, use and sell the Products; or (b) replace or modify the Products to make such Products non-infringing, provided that the replacement or modified Product is functionally interchangeable with and has at least the same performance as the replaced Product; or (c) refund any moneys received by Hynix from M-Systems hereunder for the Products whose use, sale or other disposition was enjoined.

12.        PRODUCT LIABILITY

Hynix shall, at Hynix’s expense, indemnify, hold harmless and, at M-Systems’ request, defend M-Systems Indemnified Parties from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with a claim that any of the Products purchased by M-Systems hereunder caused injury or damage to persons or property to the extent caused by any defect in the design or manufacture of such Product when used in accordance with Hynix’s applicable specifications (including any usage guidelines or instructions), provided that (a) M-Systems gives Hynix reasonably prompt notice in writing of any such claim and permits Hynix, at its sole control and through counsel of its choice, to answer, defend and negotiate for settlement of such claim, (b) M-Systems provides Hynix information, assistance and authority, at Hynix’s expense, to enable Hynix to defend such claim; and (c) Hynix shall not be responsible for any settlement made by M-Systems without Hynix’s prior written permission.

This Section 12 shall not apply to any loss, cost, liability or expense arising out of the negligence of M-Systems or any third party (including any customer).

13.        TERM OF AGREEMENT; TERMINATION

13.1      Term. This Agreement shall be effective as of the date hereof (subject to the contingency in connection with the execution of the Purchase Agreement as set forth in Section 2.1 above) and shall continue in effect for a term of [ *** ] from the Effective Date, or until earlier terminated pursuant to the provisions below.

13.2      Termination. This Agreement may be terminated as follows:

(a)      By mutual consent of all Parties.

(b)     At the election of any Party, if another Party commences a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial portion of its property or taking possession by any such official in any involuntary proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action to authorize any of the foregoing or get suspension of its clearing house privileges of promissory note or check (in Korean, geo-rae-jeong-gi).

(c)     At the election of any Party, if an involuntary proceeding is commenced against another Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Party or any substantial part of its property, and such involuntary Proceeding remains undismissed and unstayed for a period of sixty (60) days.

(d)     At the election of M-Systems, if there has been a material violation or breach by Hynix or its Subsidiaries of any material covenant or agreement contained in this Agreement, which violation or breach shall not have been cured or corrected by Hynix or its Subsidiaries within ninety (90) Business Days after receipt of notice thereof, describing such violation or breach in reasonable detail.

(e)     At the election of Hynix, if there has been a material violation or breach by M-Systems or its Subsidiaries of any material covenant or agreement contained in this Agreement, which violation or breach shall not have been cured or corrected by M-Systems or its Subsidiaries within ninety (90) Business Days after receipt of notice thereof, describing such violation or breach in reasonable detail.

(f)     At the election of M-Systems, in any of the following events:

[ *** ]

(g)     At the election of M-Systems, for convenience and at its sole discretion, by notifying Hynix at least [ *** ] of its decision to terminate the Agreement on the [ *** ].

13.3      Effect of Termination. In the event of the termination of this Agreement, this Agreement shall cease to have further force or effect and no Party shall have any liability to any other Party in respect to this Agreement, provided that:

(a) M-Systems shall pay any accrued amount for Products sold by Hynix and received by M-Systems prior to the date of termination.

(b) Immediately upon termination of the Agreement, and without the need for any additional agreements between the Parties, Hynix shall purchase the Equipment from M-Systems for a consideration in cash equal to the full Residual Value (as calculated above), which shall be transferred to M-Systems within no later than 30 days after the effective termination date of the Agreement. Without derogating from such obligation of Hynix to purchase the Equipment as set forth in this Section 13.3(b) until such time as the payment of the full Residual Value is made by Hynix, M-Systems shall have, at its discretion, the right to have access to or remove the Equipment, or any other ownership rights in connection with the Equipment.

(c) Notwithstanding the above, if the Agreement terminates due to the expiration of the [ *** ] term as per Section 13.1 above, then ownership of the Equipment shall automatically transfer from M-Systems to Hynix for no additional consideration.

14.        AGENCY APPROVALS

Hynix shall obtain any government agency approvals necessary to sell the Products to M-Systems and to hold the Equipment under the terms of this Agreement, and will pay all application fees, costs of samples, and other reasonable expenses incurred in connection with obtaining such approvals. M-Systems shall sign any necessary documents and provide any necessary information to enable Hynix to complete forms and otherwise obtain such approvals.

15.        PROPERTY FURNISHED BY M-SYSTEMS

All tools, computer equipment and other materials furnished by M-Systems for use by Hynix in its performance hereunder will be identified by M-Systems in a reasonably conspicuous manner. The Equipment and all other such materials will remain the property of M-Systems and will be used by Hynix only for purposes of this Agreement. All specifications, drawings or other documents and data furnished by M-Systems and tools, dies, molds, jigs, fixtures, patterns, hobs, electrodes, punches, artwork, screens, tapes, templates, machinery, special test equipment, and gauges, which have been furnished, paid for, or charged against M-Systems, will be deemed M-Systems’ property and shall be maintained and preserved by Hynix for M-Systems’ during the term of this Agreement. Such property will be delivered, upon M-Systems’ request and at its expense, to M-Systems in good condition, except for normal wear and tear and consumption in connection with its intended use.

16.        COMPLIANCE WITH LAWS

Each party shall comply with all applicable laws and regulations governing their activities under this Agreement, including, without limitation, the export control laws and regulations of the United States and Korea.

17.        LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE WITH RESPECT TO THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, DAMAGES TO THE OTHER PARTY’S BUSINESS REPUTATION HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.        RECORDS AND AUDIT

18.1      Both Parties shall keep and maintain appropriate books and records reasonably necessary for verification that they have complied with the terms of this Agreement.

18.2      For four (4) years after the end of each fiscal year, each Party shall be entitled, not more than once annually, to retain independent auditors at such Party’s expense (subject to Section 18.4 below), to review the other Party’s books and records to verify that such other Party has complied with the terms of this Agreement.

18.3      Any amounts hereunder due by a Party to the other Party which are determined, as a result of the audit, to be underpaid or overpaid will promptly be corrected and paid to the applicable Party.

18.4      In the event that an audit is requested by one of the Parties (the “Initiating Party”) and such audit shows underpayment by the other Party (i.e., the non Initiating Party) of more than seven and a half percent (7.5%) of the aggregate payments due for the period being reviewed, then the other Party shall bear the cost of such audit.

19.        CONFIDENTIALITY; PUBLICITY

19.1      “Confidential Information” means, subject to the limitations set forth in Section 19.3, (i) any information of a Party with respect to which the other Party has a confidentiality obligation as of the date hereof pursuant to the express terms of a written confidentiality or nondisclosure agreement between the Parties, (ii) any information regarding the disclosing Party or its business, including information which relates to research, Product plans, designs, patents, trademarks, trade secrets, know-how, Products, pricing, services, customers, markets, forecasts, marketing or finance, which is (1) in written or other tangible form and marked with a legend which identifies the information as confidential, or (2) in oral or visual form, identified as being confidential at the time of disclosure and thereafter summarized in a writing which identifies the information as confidential and is transmitted to the receiving Party within thirty (30) days after such oral or visual disclosure.

19.2      Confidentiality Obligation. During the period of eight (8) years from the date of receipt of any Confidential Information, each Party agrees (i) to protect all Confidential Information received by such Party and not to disclose such Confidential Information to any Person, utilizing the same degree of care the receiving Party utilizes to protect its own confidential information of a similar nature (and in no event less than reasonable care), and (ii) not to utilize such Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary in the foregoing, each Party may disclose Confidential Information to any employee, agent or representative who has a “need to know” such information for the purposes of this Agreement, provided that such Person(s) shall be notified that such disclosure is made and shall be kept in confidence.

19.3      Exceptions. Notwithstanding the provisions of Section 19.2, neither Party shall have any obligation to maintain the confidentiality of any information, and Confidential Information shall not include any information, that (i) is or becomes generally available in the public domain other than as a result of disclosure by the receiving Party (or any third party under a duty of confidentiality to the disclosing Party), (ii) was known by the receiving Party prior to disclosure by the disclosing Party, as can be evidenced by written documents existing at the time of initial disclosure, (iii) was independently developed by the receiving Party without use of or reference to such information, as can be evidenced by written documents, or (iv) was received by the receiving Party from another Person without violation of any confidentiality obligations.

19.4      Ownership. All Confidential Information shall remain the sole property of the disclosing Party. No receiving Party shall have any rights to the Confidential Information of the disclosing Party.

19.5      Disposal of Confidential Information. Within thirty (30) days of the termination of this Agreement, or at any time upon the applicable disclosing Party’s request, the receiving Party shall return to the disclosing Party or destroy all Confidential Information (including copies and electronic records thereof).

19.6      Publicity. Subject to applicable law and the applicable rules or regulations of any stock exchange on which the securities of either Party are traded, no Party shall issue any press release, publicity statement, communication with stockholders, public notice or other public disclosure relating directly to this Agreement or the transactions contemplated hereby without prior notice to, consultation with, and the consent of the other Party. The Parties shall issue a joint press release with respect to the transactions under this Agreement and certain other related agreements entered into between the Parties, in form to be mutually agreed by the Parties, shortly after the Effective Date of this Agreement.

20.        REPRESENTATIONS AND WARRANTIES

Each Party hereby represents, warrants and covenants to the other Party that:

(1) the execution, delivery and performance by such Party of this Agreement have been duly authorized by such Party, and are neither in conflict nor breach with any provision of laws or the Articles of Incorporation or any organizational documents of such Party, any material provision of contracts or regulations which such Party or its relevant business is subject to; and

(2) this Agreement constitutes valid obligations of such Party, legally binding upon it and enforceable in accordance with its terms.

In addition to the above, Hynix hereby represents and warrants to M-Systems that as of the Effective date hereof it has no Long Term Purchaser for the Products, other than Microsoft.

21.        GENERAL

21.1      Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, U.S.A. (without regard to the choice of law provisions thereof). The Parties agree and consent that services of process may be made upon the Parties in any Proceedings relating hereto by any means allowed under applicable law.

21.2      Dispute Resolution.

(a) The Parties intend that all disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by binding arbitration at the request of either Party.

(b) Each arbitration hereunder shall be conducted in the English language in New York, New York, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “Rules”). However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the Rules. Each Party may demand arbitration by filing a written demand with the other Party within one hundred twenty (120) days after the expiration of the sixty (60) day period described above. Each Party shall select one (1) arbitrator and the two (2) arbitrators selected by the Parties shall jointly select a third arbitrator, which arbitrators shall conduct the arbitration of such dispute. In the event the two (2) arbitrators are unable to select a third arbitrator, such selection shall be made pursuant to the Rules. Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute. The arbitrators shall also have the authority to allocate between the Parties the costs of the arbitration in such equitable manner as the arbitrators may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Notwithstanding the foregoing, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators. The award rendered in an arbitration hereunder shall be final and non appealable.

21.3      Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in the English language and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (iii) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to Hynix: San 136-1 Ami-ri Bubal-eub Icheon-si kyoungki-do 467-701 Korea

If to M-Systems: 7 Atir Yeda St. Kfar Saba, 44425, Israel (Attn: General Counsel)

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 21.

21.4      Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

21.5      Force Majeure. Neither Party shall be liable in any manner for failure or delay in fulfilling all or part of this Agreement, to the extent caused by forces beyond such Party’s control, which may include acts of God, governmental orders or restrictions, war, threat of war, warlike conditions, terrorist actions, hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, plague or other epidemics, fire, or flood.

21.6      Amendments. This Agreement may be amended or modified only by a written instrument signed by each Party.

21.7      Waiver. Any waiver by a Party of an instance of the other Party’s noncompliance with any obligation or responsibility herein contained shall be in writing and signed by the waiving Party and shall not be deemed a waiver of any other instance of the other Party’s noncompliance hereunder.

21.8      No Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign this Agreement or its rights hereunder to any Person without the written consent of the other Party, provided that a Party may assign this Agreement to an acquirer in connection with a transaction under which the assigning Party sells all or substantially all of its assets and/or securities, as part of a merger, acquisition or a similar transaction.

21.9      No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

21.10    Expenses. Each Party shall bear all of its out-of-pocket costs and expenses incurred in connection with the negotiation and execution of this Agreement.

21.11    Construction. This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

21.12    Interpretation and Construction of this Agreement. Unless the context shall otherwise require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

All references herein to Sections, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Sections and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. The headings of the Sections and Sections hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

21.13    Language. The Parties have negotiated this Agreement in the English language, which shall be the governing language of this Agreement.

21.14    Specific Performance. The Parties agree that each other Party shall be entitled to obtain an injunction or injunctions in accordance with the dispute resolution procedures contained in Section 21.2 to prevent breaches of the provisions of this Agreement or any agreement contemplated hereunder, and to enforce specifically the terms and provisions hereof.

21.15    Cumulative Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by Law or otherwise on such Party, and the exercise of any one remedy will not preclude the exercise of any other remedy.

21.16    Relationship of the Parties. Nothing contained in this Agreement is intended to, or shall be deemed to, create a partnership among the Parties for any purpose, including tax purposes. Neither of the Parties will take a position contrary to the foregoing.

21.17    Entire Agreement. The provisions of this Agreement and the Exhibits and Schedules hereto set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications among the Parties relating to the subject matter hereof.

21.18    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

22.        Steering Committee

Each of the parties hereto shall select two or more of its senior level officers to sit as members of the steering committee (“Steering Committee”) that will coordinate any and all activities in connection with this Agreement, including, but not limited to, dispute resolution related to infringement and discrepancy of specification of the Products.

The Steering Committee shall be held by either party hereto with two weeks prior notice, provided, however, that the Steering Committee shall be held at least bi-annually. The Steering Committee shall also discuss the determination of the Ratio as set forth in Section 3.4 above.

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          IN WITNESS WHEREOF, the Parties have caused this Product Supply Agreement to be executed by their duly authorized representatives as of the date hereof.

Hynix Semiconductor Inc.
By:

Name:

Title:

M-Systems Flash Disk Pioneers Limited
By:

Name:

Title: